SCOTT W. LINDSAY

ARIZONA CERTIFIED GENERAL REAL ESTATE APPRAISER NO. 30292

P.O. Box 456

Dewey, Arizona 86327

CONSENT OF REAL ESTATE APPRAISER

I hereby consent to the inclusion and reference by Searchlight Minerals Corp. in the Annual Report on Form 10-K for the year ended December 31, 2011 to be filed with the United States Securities and Exchange Commission (the “10-K”) of my findings included in the following reports relating to the appraisal of certain real property of Searchlight Minerals Corp. (collectively, the “Report”):

1. “Restricted Appraisal of A Commercial Property (Transylvania Parcel L) Located at: 919-921 North Main Street Clarkdale, Yavapai County, Arizona” dated as of August 4, 2007 with a valuation date of January 18, 2007,

2. “Restricted Appraisal of An Essentially Vacant Property (Transylvania Parcels A, B, D, E, F, G & H) Located Near Clarkdale, Yavapai County, Arizona” dated as of August 27, 2007 with a valuation date of December 31, 2006, and

3. “Restricted Appraisal of A Mixed Use Industrial/Mining Property (Transylvania Parcel C) Located At: 500 Luke Lane Clarkdale, Yavapai County, Arizona” dated as of August 20, 2007 with a valuation date of March 22, 2007.

I concur with the discussion and summary of the Report as it appears in the 10-K and consent to my being named as an expert therein.

SCOTT W. LINDSAY

By:	/s/ Scott W. Lindsay
Scott W. Lindsay

Dated: April 11, 2012